EXHIBIT 3.2
                                     FORM OF


                   CERTIFICATE OF DESIGNATION, PREFERENCES,

                             RIGHTS AND LIMITATIONS

                                       OF

                            SERIES F PREFERRED STOCK

                                       OF

                         APPLIED VOICE RECOGNITION, INC.


      PURSUANT to Section 151(g) of the Delaware General Corporation Law (the "DGCL"), APPLIED VOICE RECOGNITION, INC., a corporation organized and existing under the DGCL (herein referred to as the "Corporation"), DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Section 151(g) of the DGCL, such Board of Directors, by unanimous consent of the directors dated November __, 1999, duly adopted a resolution providing for the issuance of a series of six thousand (6,000) shares of the Corporation's Preferred Stock, par value $0.10 per share, to be designated "Series F Preferred Stock," and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, all pursuant to this Certificate of Designation, Rights and Preferences of Series F Preferred Stock of Applied Voice Recognition, Inc. (the "Certificate of Designation"), which resolution is as follows:

      RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, there shall be established and authorized for issuance a series of the Corporation's Preferred Stock, par value $0.10 per share, designated "Series F Preferred Stock" (herein referred to as "Series F Preferred Stock"), consisting of six thousand (6,000) shares, each of the par value of $0.10 per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

            A.    DESIGNATION.   The   Preferred   Stock  having  the  rights,
preferences, privileges and restrictions set forth below shall be designated and known as "Series F Preferred Stock."

                  B. NUMBER OF SHARES OF SERIES F PREFERRED STOCK. The number of shares constituting all of the Series F Preferred Stock shall be four thousand (4,000).

            C. DIVIDENDS. The holders of the then outstanding shares of the Series F Preferred Stock shall not be entitled to preferred dividends, but shall be entitled to such dividends, if any, as are payable shares on shares of Common Stock, $0.001 par value per share, of the Corporation ("Common Stock"), as if such shares of Series F Preferred Stock had been converted to Common Stock in accordance with Section E below.

            D. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series F Preferred Stock shall be considered on parity with the Common Stock and shall be treated as if all of the shares of Series F Preferred Stock had been converted to Common Stock in accordance with Section E below.

            E.    CONVERSION RIGHTS.

                  (i) Each share of Series F Preferred Stock is convertible into two thousand seven hundred two and seven-tenths (2,702.7) shares of Common Stock (subject to adjustment as provided below) (the "Conversion Rate").

                  (ii) Upon the issuance of any shares of Series F Preferred Stock, such shares shall be converted to Common Stock as soon as authorized shares are available therefor. Promptly upon issuance of Series F Preferred Stock, if sufficient shares are not available for conversion to Common Stock, the Corporation shall be obligated to use commercial best efforts to amend its Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Corporation or take such other reasonable steps necessary to permit the issuance of the number of shares of Common Stock provided in paragraph (i) above.

                  (ii) Upon the authorization of the proper number of shares of Common Stock, the Corporation shall notify the holder of the Series F Preferred Stock, at which time such holder shall surrender the certificate or certificates representing the shares of Series F Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series F Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designed by notice to the holders of the Series F Preferred Stock by the Corporation or the transfer agent for the Series F Preferred Stock.

                  (iii) Upon surrender of a certificate representing a share or shares of Series F Preferred Stock for conversion pursuant to paragraph (i) of this Section E, the Corporation shall, within five (5) business days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series F Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder a new certificate or certificates representing the number of shares of Series F Preferred Stock which shall not have been converted.

                  (iv) The issuance by the Corporation of shares of Common Stock pursuant to paragraph (i) of this Section E shall be effective as of the earlier of (1) the delivery to such holder of the certificates representing the shares of Common Stock issued upon conversion thereof, or (2) immediately prior to the close of business on the day of surrender of the certificate or certificates for the shares of Series F Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in this Certificate of Incorporation. On and after the effective day of the conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

                  (v) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series F Preferred Stock, but in lieu thereof shall pay to the holder converting such Series F Preferred Stock an amount of cash equal to the fractional share of Common Stock that otherwise would have been issued upon conversion rounded to the nearest 1/100th of a share of Common Stock multiplied by the current market price (as reasonably determined by the Corporation) on the business day preceding the effective date of the conversion.

            F.    ANTI-DILUTION ADJUSTMENTS.

                  (i) In case the Corporation shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of Common Stock into a different number of shares (i.e. forward or reverse stock split), (i) the number of shares of Common Stock to which the holders of Series F Preferred Stock may convert such Series F Preferred Stock shall be increased or decreased in direct proportion to such increase or decrease of shares, as the case may be, and (ii) the Conversion Rate in effect immediately prior to such change shall be increased or decreased in inverse proportion to such increase or decrease of shares, as the case may be.

                  (ii) If, prior to the conversion of all the Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets, then the holders of Series F Preferred Stock shall thereafter receive, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Series F Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series F Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof.

                  (iii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all time in good faith assist in the carrying out of all the provisions of this paragraph and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against impairment.

                  (iv) In the event the Corporation shall issue additional shares of Common Stock (including additional shares of Common Stock deemed to be issued pursuant to paragraph (v) hereof but excluding any issued as a stock split or combination or upon a dividend or distribution) without consideration or for a consideration per share less than the Conversion Rate in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Rate shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share paid in connection with the issuance of such additional shares of Common Stock.

                  (v) In the event the Corporation shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options in accordance with (b) below or, in the case of convertible securities, the maximum number of shares of Common Stock into which they are convertible in accordance with (b) below, shall be deemed to be additional shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that additional shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (vi) hereof) of such additional shares of Common Stock would be less than the Conversion Rate in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which additional shares of Common Stock are deemed to be issued:

                        (a) except as provided in (b) below, no further adjustment in the Conversion Rate shall be made upon the subsequent issue of convertible securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such convertible securities;

                        (b) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or for any decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, or for the termination of the right to exercise or convert such options or convertible securities, then the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase, decrease or termination becoming effective, be recomputed to reflect such increase, decrease or termination insofar as it affects such options or the rights of conversion or exchange under such convertible securities and upon termination such options or convertible securities shall no longer be deemed to be outstanding; and

                        (c)   no  readjustment   pursuant  to  sub-clause  (b)
above shall have the effect of increasing the Conversion Rate to an amount which exceeds the lower of (1) the Conversion Rate on the original adjustment date, or
(2) the Conversion Rate that would have resulted from any issuance of additional shares of Common Stock between the original adjustment date and such readjustment date.

                  (vi) DETERMINATION OF CONSIDERATION. For purposes of this Section F, the consideration received by the corporation for the issue of any additional shares of Common Stock shall be computed as follows:

                        (a)   CASH AND PROPERTY.  Such consideration shall:

                              (A) insofar as it consists of cash, be computed at
            the aggregate amount of cash received by the corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B) insofar as it consists of property other than
            cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (C) in the event additional shares of Common Stock
            are issued together with other shares of securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                        (b)   OPTIONS   AND   CONVERTIBLE   SECURITIES.    The
consideration per share received by the corporation for additional shares of Common Stock deemed to have been issued pursuant to paragraph (v), relating to options and convertible securities, shall be determined by dividing

                              (A) the total amount, if any, received or
            receivable by the corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, by

                              (B) the maximum number of shares of Common Stock
            (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities.

                  (vii) Upon the occurrence of each adjustment or readjustment of the conversion rate pursuant to this Section F, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series F Preferred Stock a certificate signed by the Chief Financial Officer of the Corporation setting forth (a) such adjustment or readjustment, (b) the conversion rate at the time in effect, and (c) the number of shares of Common Stock and the amount, if any of other property which at the time would be received upon the conversion of his shares.

            G. VOTING RIGHTS. The holder of Series F Preferred Stock shall have the right to such number of votes as such holder would have been able to vote had all of the Series F Preferred Stock been converted to Common Stock. Such shares of Series F Preferred Stock shall not vote as a separate class as the Common Stock, but rather shall vote as if the Series F Preferred Stock had already been converted to Common Stock.

            H.    MISCELLANEOUS.

                  (i) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (1) if to the Corporation, to its office at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: Eric A. Black, Chief Executive Officer and President, Telecopier: (713) 621-5870, and (2) if to the holder of the Series F Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed up on the same day by overnight courier.

                  (ii) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series F Preferred Stock or shares of Common Stock or other securities issued on account of Series F Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series F Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series F Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (iii) In the event that the holder of shares of Series F Preferred Stock shall not by written notice designate the address to which the certificate or certificates representing shares of Common Stock to be issued upon conversion of such shares should be sent, the Corporation shall be entitled to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series F Preferred Stock.

                  (iv) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series F Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series F Preferred Stock.

                  (v) The Corporation shall appoint, and from time to time may replace, a conversion agent for the Series F Preferred Stock. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series F Preferred Stock.

                  (vi) Any Series F Preferred Stock converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such Series F Preferred Stock and shall be retired promptly after the acquisition thereof. No shares of Series F Preferred Stock shall be issued by the Corporation other than shares that are issuable pursuant to that certain Convertible Secured Promissory Note dated November 5, 1999, payable by the Corporation to Lernout & Hauspie Speech Products N.V. and that certain Convertible Promissory Note payable by the Corporation to L&H Investment Company, N.V. dated May 24, 1999 (collectively, the "Notes"), as such Notes may be amended from time to time, and then only to the extent that a sufficient number of shares of Common Stock are not available in authorized and unissued shares to which to convert the Notes. Any shares of Series F Preferred Stock that are not issued upon the conversion of the Notes (including any amendments thereto), as well as any Series F Preferred Stock converted or otherwise acquired by the Corporation, shall return to the status of undesignated shares of preferred stock of the Corporation.

      IN WITNESS WHEREOF, Applied Voice Recognition, Inc. has caused this certificate to be signed by Eric A. Black, its Chief Executive Officer and President, as of the 5th day of November, 1999.

                                    APPLIED   VOICE   RECOGNITION,   INC.,   a
                                    Delaware corporation d/b/a e-DOCS.net


                                    By:________________________________________
                                        Eric A. Black,
                                        Chief Executive Officer and President